Exhibit 10.20

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of June 3, 2014, and is entered into by and between Zosano Pharma, Inc., a Delaware corporation (“Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).

RECITALS

A. Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Four Million Dollars ($4,000,000) (the “Term Loan”); and

B. Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Lender’s security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit I.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, and (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, or (d) any Person related by blood or marriage to any Person described in subsection (a), (b) or (c) of this paragraph. For the avoidance of doubt, ZP

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Group LLC, a limited liability company organized under the laws of the State of Delaware, shall not be deemed an Affiliate. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Assignee” has the meaning given to it in Section 11.13.

“BMR” means Biomed Realty Holdings, Inc., a Maryland corporation.

“BMV” means BMV Direct SOTRS LP, a Delaware limited partnership.

“BMR Agreements” means that certain Secured Promissory Note, Security Agreement and the Intellectual Property Security Agreement, all dated as of April 26, 2012, between ZP Holdings, Inc. and BMR, which agreements have been assigned to BMV.

“BMR Subordination Agreement” means that certain Subordination Agreement dated as of the Closing Date by and among Borrower, ZP Holdings, Lender and BMR and BMV.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Cash” means all cash and liquid funds.

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of ZP Holdings or Borrower or any Subsidiary, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of ZP Holdings or Borrower or any Subsidiary in which the holders of ZP Holding’s, Borrower’s or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether ZP Holdings or Borrower is the surviving entity (each of the foregoing transactions, an “Acquisition”); provided, however, neither of the following three events shall constitute a Change in Control: (i) an Initial Public Offering, (ii) the sale of Common Stock or Preferred Stock by ZP Holdings or Borrower for capital-raising purposes, or (iii) a transaction or series of related transactions that would constitute an

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Acquisition but in which no person or group of persons (within the meaning of the Securities Exchange Act of 1934) that are not currently stockholders of ZP Holdings shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of 30% or more of the issued and outstanding shares of capital stock of ZP Holdings or Borrower having the right to vote for the election of directors of ZP Holdings or Borrower.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collateral” is defined in Section 3.1.

“Commitment Fee” means $25,000, which fee is due to Lender on or prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

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“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to it in Section 9.

“Facility Charge” means $100,000.

“Financial Statements” has the meaning given to it in Section 7.1.

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of any state within the United States.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within sixty (60) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Initial Public Offering” means the initial firm commitment underwritten offering of the common stock of Borrower or ZP Holdings pursuant to a registration statement under the Securities Act of 1933 filed with and declared effective by the Securities and Exchange Commission.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; applications therefor and reissues, extensions, or renewals thereof; and goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreements” means for each Subsidiary other than a Foreign Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G, and for ZP Holdings, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit H.

“Lender” has the meaning given to it in the preamble to this Agreement.

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“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Subordination Agreements and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or condition (financial or otherwise) of Borrower; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents and Warrant, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens.

“Maximum Term Loan Amount” means Four Million and No/100 Dollars ($4,000,000).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Note(s)” means a Term Note.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $200,000 outstanding at any time secured by a lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit

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that are secured by cash or cash equivalents and issued on behalf of Borrower or a Subsidiary thereof in an amount not to exceed $200,000 at any time outstanding, (viii) other Indebtedness in an amount not to exceed $100,000 at any time outstanding, and (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in Domestic Subsidiaries, provided that each such Domestic Subsidiary enter into a Joinder Agreement promptly after its formation by Borrower and execute such other documents as shall be reasonably requested by Lender; (x) Investments in Foreign Subsidiaries approved in advance in writing by Lender; (xi) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $100,000 in the aggregate in any fiscal year; and (xii) additional Investments that do not exceed $250,000 in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments

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in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; and (xv) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the ordinary course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property, (iii) exclusive licenses as to a specific Borrower Product in a discrete geographical area granted in the ordinary course of business, (iv) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, and (v) other Transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by ZP Holdings that has any rights, preferences or privileges senior to ZP Holdings’ common stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.4.

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“Prime Rate” shall mean the “prime rate” as reported in The Wall Street Journal.

“Receivables” means all of Borrower’s (i) Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) customer lists, software, and business records related thereto.

“Secured Obligations” means Borrower’s obligations under this Agreement, any Loan Document and the Warrant, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Subordination Agreements” mean the BMR Subordination Agreement, the 2013 Noteholders Subordination Agreement and the 2014 Noteholders Subordination Agreement.

“Subsequent Financing” means the closing by ZP Holdings of the sale of its equity securities which becomes effective after the Closing Date.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls more than 50% of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of (i) 12.05% plus the Prime Rate minus 5.25%, and (ii) 12.05%.

“Term Loan Maturity Date” means June 1, 2017.

“Term Note” means a Secured Term Promissory Note in substantially the form of Exhibit B.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term

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“UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrant” means the warrant entered into in connection with the Loan, dated as of the date hereof, as may be amended, restated or modified from time to time.

“ZP Holdings” means ZP Holdings, Inc., a Delaware corporation that holds all of the currently outstanding stock of the Borrower.

“2013 Noteholders” mean BMV, BMV Direct SO LP, ProQuest Investments IV, L.P., ProQuest Management LLC, and New Enterprises Associates 12, Limited Partnership.

“2013 Noteholders Subordination Agreement” means that certain Subordination Agreement dated as of the Closing Date by and among Borrower, ZP Holdings, Inc., Lender and the 2013 Noteholders.

“2014 Noteholders” mean BMV, BMV Direct SO LP and New Enterprises Associates 12, Limited Partnership.

“2014 Noteholders Subordination Agreement” means that certain Subordination Agreement dated as of the Closing Date by and among Borrower, ZP Holdings, Inc., Lender and the 2014 Noteholders.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOAN

2.1 Term Loan.

(a) Advances. Subject to the terms and conditions of this Agreement, Lender will make, and Borrower agrees to draw, a Term Loan Advance of $4,000,000 on the Closing Date, which amount equals the Maximum Term Loan Amount.

(b) Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request to Lender. Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

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(c) Interest. The principal balance of the Term Loan Advances shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time, and Lender shall give Borrower timely notice of each change to the Prime Rate.

(d) Payment. Borrower will pay interest on the Term Loan Advance on the first Business Day of each month, beginning July 1, 2014. Repayment of the Term Loan Advance outstanding on December 31, 2014, shall be amortized over a 30 month period in equal installments of principal and interest (mortgage style), and payment of such amounts shall begin on January 1, 2015, and continue on the first Business Day of each month thereafter, with all outstanding amounts owed Lender hereunder to be paid on the Term Loan Maturity Date. Unless accelerated pursuant to Section 7.16(b), the entire Term Loan principal balance, all accrued but unpaid interest hereunder and any other outstanding Secured Obligations, shall be due and payable on the Term Loan Maturity Date. If accelerated pursuant to Section 7.16(b), the Accelerated Indebtedness (as defined in Section 7.16(b) shall immediately be due and payable. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Advance.

2.2 Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c), plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or Section 2.4, as applicable.

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2.4 Prepayment.

(a) Except as provided in Subsection 2.4(c), below, the Term Loan may not be prepaid prior to the first anniversary of the Closing Date.

(b) At Borrower’s option after the first anniversary of the Closing Date and upon at least seven (7) Business Days prior notice to Lender, Borrower may prepay all, but not less than all, of the outstanding Advances under the Term Loan by paying the entire principal balance, all accrued and unpaid interest thereon, together with a prepayment charge equal to 1% of the principal balance prepaid (the “Prepayment Charge”).

(c) Upon a Change in Control, Borrower shall prepay the outstanding amount of all principal and accrued interest on the Term Loan together with the Prepayment Charge on the Term Loan principal being prepaid. If the Change in Control occurs prior to the first anniversary of the Closing Date, the Borrower shall in addition pay an amount of interest that would have accrued had the Term Loan remained outstanding for one year, less the amount of interest actually paid prior to the occurrence of the Change in Control (the “Make-Up Interest”).

(d) Borrower agrees that the Make-Up Interest and the Prepayment Charge are both reasonable calculations of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances under the Term Loan.

2.5 Notes. If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any person who is an assignee of Lender pursuant to Section 11.13) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.6 End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of $100,000. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

SECTION 3. SECURITY INTEREST

3.1 As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (including Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or

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acquired by Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Lender; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2 Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include:

(a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter;

(b) Borrower’s membership interests in ZP Group, LLC;

(c) any lease, license, contract, property right or agreement to which Borrower is a party or is otherwise bound, or any license, consent, permit, variance, certification, authorization or approval of any governmental authority (or any person or party acting on behalf of any governmental authority) of which Borrower is the owner or beneficiary, or any of its rights or interests thereunder, and any other property in which Borrower is not permitted by applicable law or by the terms of any instrument to which Borrower is a party or by which Borrower or any of its property is bound, to grant a security interest, if and for so long as the grant of such security interest shall result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of Borrower therein, or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property right or agreement, or any such license, consent, permit, variance, certification, authorization or approval, or any such instrument (other than, in any case under subclause (i) or subclause (ii), to the extent that any such result would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity).

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1 Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Lender the following:

(a) executed originals of the Loan Documents, the Warrant, the Subordination Agreements and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

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(b) certified copy of resolutions of Borrower’s and ZP Holdings’ board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d) a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e) payment of the Facility Charge and Commitment Fee (both of which have already been paid) and reimbursement of Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance; and

(f) such other documents as Lender may reasonably request.

4.2 All Advances. On each Advance Date:

(a) Lender shall have received (i) an Advance Request for the relevant Advance as required by Section 2.1(b), each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request.

(b) The representations and warranties set forth in this Agreement and in the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Borrower shall be in compliance with all the terms and provisions set forth herein, in each other Loan Document and the Warrant on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3 No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

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Borrower represents and warrants that:

5.1 Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.

5.2 Collateral. Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

5.3 Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, and ZP Holdings’ execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s and ZP Holdings’ Certificate of Incorporation, bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower or ZP Holdings is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4 Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5 Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the best of Borrower’s knowledge after due inquiry, threatened against or affecting Borrower or its property.

5.6 Laws. Except as described on Schedule 5.6, Borrower is not in violation of any law, rule or regulation in any material respect, or in default with respect to any judgment, writ, injunction or decree of any governmental authority in any material respect. Borrower is not in default in any material respect under any provision of any agreement or instrument evidencing Indebtedness, or any other material agreement to which it is a party or by which it is bound.

5.7 Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in

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connection with any Loan Document or the Warrant or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Lender, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors.

5.8 Tax Matters. Except as described on Schedule 5.8, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes (other than de minimis amounts not exceeding $10,000) or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property. Except as described on Schedule 5.9, to the best of Borrower’s knowledge after due inquiry (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to the best of Borrower’s knowledge after due inquiry, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10 Intellectual Property. Except as described on Schedule 5.10, Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business as currently conducted and proposed to be conducted by Borrower, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-

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party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11 Borrower Products. Except as described on Schedule 5.11, to the best of Borrower’s knowledge after due inquiry, no Intellectual Property used by Borrower or used in any Borrower Product has been or is subject to any actual or threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interests in any future Intellectual Property related to the operation or conduct of the business of Borrower or the production, sale or license of Borrower Products. Borrower has not received any written notice or claim, or, to the best of Borrower’s knowledge after due inquiry, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the best of Borrower’s knowledge after due inquiry, is there a reasonable basis for any such claim. Neither Borrower’s use of the Intellectual Property nor the production and sale of Borrower Products infringes any intellectual property rights of others.

5.12 Financial Accounts. Exhibit E, as may be updated by the Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13 Employee Loans. Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14 Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against

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in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $3,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $25,000.

6.2 Certificates. Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificates shall state Lender is an additional insured for commercial general liability, an additional insured and a loss payee for all risk property damage insurance, a loss payee for fidelity insurance, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity in compliance with the foregoing sentences. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3 Indemnity. Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement, the other Loan Documents and the Warrant or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 7. COVENANTS OF BORROWER

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Borrower agrees as follows:

7.1 Financial Reports. Borrower shall furnish to Lender the financial statements and reports listed hereinafter (the “Financial Statements”):

(a) as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b) as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, unaudited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year;

(c) as soon as practicable (and in any event within two hundred ten (210) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, it being acknowledged that as of the Closing Date Marcum LLP is acceptable, accompanied by any management report from such accountants;

(d) as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit F attached hereto;

(e) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(f) at the same time and in the same manner as it gives to its directors, copies of all informational materials that Borrower provides to its directors in connection with meetings of the Board of Directors; and

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(g) financial and business projections promptly following their approval by Borrower’s Board of Directors, and in any event, within 30 days prior to the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Lender.

Except as permitted by GAAP, Borrower shall not make any change in its (a) accounting policies or reporting practices, or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 or via e-mail to hbhalla@herculestech.com. All Financial Statements shall be sent via e-mail to financialstatements@herculestech.com with a copy to hbhalla@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.

7.2 Management Rights. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.

7.3 Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens.

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7.4 Notification of Event of Default. Borrower shall notify Lender immediately of the occurrence of any Event of Default, such notice to be sent via facsimile to Lender at (650) 473-9194 with a copy by e-mail to hbhalla@herculestech.com.

7.5 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of Cash in lieu of fractional shares in connection with such conversion.

7.6 Collateral. Borrower shall at all times keep the Collateral and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever, and shall give Lender prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting such Subsidiary’s assets. Borrower shall not agree with any Person other than Lender not to encumber its property.

7.7 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8 Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any Cash dividend or make a Cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.9 Transfers. Except for Permitted Transfers and Licenses set forth on Schedule 7.9, neither ZP Holdings or Borrower shall voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their respective assets.

7.10 Mergers or Acquisitions. Neither ZP Holdings nor Borrower shall engage in any transaction, or permit any Subsidiary to engage in any transaction, that would

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constitute a Change in Control. Neither ZP Holdings nor Borrower shall acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.11 Taxes. Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.12 Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender. Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Lender.

7.13 Deposit Accounts. Neither Borrower nor any Subsidiary other than a Foreign Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement, provided however,

(a) Borrower may maintain the following Deposit Accounts with Silicon Valley Bank:

8800062146 and 3300931784

without such accounts being subject to an Account Control Agreement provided that the respective balance of each such account does not exceed $35,000 and $140,000, respectively.

7.14 Subsidiaries. Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any Domestic Subsidiary to execute and deliver to Lender a Joinder Agreement.

7.15 Subordination Provisions.

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(a) Without Lender’s prior written consent,

(i) the BMR Agreements shall not be amended or modified, or any rights or remedies thereunder waived, other than as permitted in the BMR Subordination Agreement;

(ii) the Indebtedness owed to the 2013 Noteholders which is the subject of the 2013 Noteholders Subordination Agreement, and the agreement(s) underlying that Indebtedness, shall not be amended or modified, or any rights or remedies thereunder waived, other than as permitted in the 2013 Noteholders Subordination Agreement; and

(iii) the Indebtedness owed to the 2014 Noteholders which is the subject of the 2014 Noteholders Subordination Agreement, and the agreement(s) underlying that Indebtedness, shall not be amended or modified, or any rights or remedies thereunder waived, other than as permitted in the 2014 Noteholders Subordination Agreement.

(b) Borrower shall provide Lender not less than 10 Business Days advance written notice (the “BMR Payment Notice”) of any amount proposed to be paid on account of any Indebtedness subordinated under the BMR Subordination Agreement and the date of such proposed payment, even if the BMR Subordination Agreement allows for such amount to be paid. Upon written request provided by Lender to Borrower after Lender’s receipt of the BMR Payment Notice, Lender may accelerate any or all of the entire Term Loan principal balance, all accrued but unpaid interest hereunder and any other outstanding Secured Obligations, whereupon such amounts shall immediately become due and payable. Under no circumstances shall Borrower make any payment of Subordinated Debt (as defined in the BMR Subordination Agreement) prior to paying all of the entire Term Loan principal balance, all accrued but unpaid interest hereunder and any other outstanding Secured Obligations. A Prepayment Charge shall apply to the payment of all such amounts.

(c) Borrower shall provide Lender not less than 10 Business Days advance written notice (the “2013 Payment Notice”) of any amount proposed to be paid on account of any Indebtedness subordinated under the 2013 Noteholders Subordination Agreement and the date of such proposed payment, even if the 2013 Noteholders Subordination Agreement allows for such amount to be paid. Upon written request provided by Lender to Borrower after Lender’s receipt of the 2013 Payment Notice, Lender may accelerate any or all of the entire Term Loan principal balance, all accrued but unpaid interest hereunder and any other outstanding Secured Obligations, whereupon such amounts shall immediately become due and payable. Under no circumstances shall Borrower make any payment of Subordinated Debt (as defined in the 2013 Subordination Agreement) prior to paying all of the entire Term Loan principal balance, all accrued but unpaid interest hereunder and any other outstanding Secured Obligations. A Prepayment Charge shall apply to the payment of all such amounts.

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(d) Borrower shall provide Lender not less than 10 Business Days advance written notice (the “2014 Payment Notice”) of any amount proposed to be paid on account of any Indebtedness subordinated under the 2014 Noteholders Subordination Agreement and the date of such proposed payment, even if the 2014 Noteholders Subordination Agreement allows for such amount to be paid. Upon written request provided by Lender to Borrower after Lender’s receipt of the 2014 Payment Notice, Lender may accelerate any or all of the entire Term Loan principal balance, all accrued but unpaid interest hereunder and any other outstanding Secured Obligations, whereupon such amounts shall immediately become due and payable. Under no circumstances shall Borrower make any payment of Subordinated Debt (as defined in the 2014 Subordination Agreement) prior to paying all of the entire Term Loan principal balance, all accrued but unpaid interest hereunder and any other outstanding Secured Obligations. A Prepayment Charge shall apply to the payment of all such amounts.

SECTION 8. RIGHT TO INVEST/CONVERT

8.1 Lender or its assignee or nominee shall have the right, in its discretion, to participate in the first Subsequent Financing after the Closing Date in an amount of up to $1,000,000 on the same terms, conditions and pricing afforded to others participating in such Subsequent Financing provided Lender shall agree to become a party to all of the agreements executed by other purchasers in such Subsequent Financing.

8.2 Lender shall have the right, in its discretion to convert in the first Subsequent Financing after the Closing Date, an amount of up to $500,000 of the principal amount of the Term Loan on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing provided Lender shall agree to become a party to all of the agreements executed by other purchasers in such Subsequent Financing.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1 Payments. Borrower fails to pay any amount due under this Agreement, the other Loan Documents or the Warrant on the due date, provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Lender if Borrower had the funds to make the payment when due and makes the payment within two Business Days following Borrower’s knowledge of such failure to pay; or

9.2 Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, any of the other Loan Documents or the Warrant and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, or 7.15) such default continues for more than ten (10) days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, or 7.15, the occurrence of such default; or

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9.3 Material Adverse Effect. A circumstance has occurred that has had a Material Adverse Effect; or

9.4 Other Loan Documents. Except as specified in Section 9.1 and 9.2, the occurrence of any default under any Loan Document or any other agreement between Borrower and Lender and such default continues for more than ten (10) days after the earlier of the date on which (a) Lender has given notice of such default to Borrower, or (b) Borrower has actual knowledge of such default; or

9.5 Representations. Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect when made or deemed made; or

9.6 Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents or Warrant, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) thirty (30) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.7 Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments against Borrower is/are entered for the payment of money, individually or in the aggregate, of at least $100,000, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.8 Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $100,000, or the

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occurrence of any default under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. REMEDIES

10.1 General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Lender may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Lender an irrevocable power of attorney coupled with an interest, and (iii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal and interest as calculated pursuant to Sections 2.2 and 2.3), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

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Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.4 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11. MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a) If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Himani Bhalla

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

(b) If to Borrower:

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Zosano Pharma, Inc.

Attention: Vikram Lamba

34790 Ardentech Court

Fremont, CA 94555

Facsimile: 510-952-4632

Telephone: 510-745-1297

or to such other address as each party may designate for itself by like notice.

11.3 Entire Agreement; Amendments. This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated April 30, 2013, revised again in a proposal letter dated May 8, 2014). None of the terms of this Agreement or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

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11.8 Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Santa Clara County, California. Such proceeding shall be conducted

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in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11 Professional Fees. Borrower promises to pay Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (excluding fees and expenses of in-house counsel) incurred by Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents or Warrant; (d) any waiver, consent, release, or termination under the Loan Documents or Warrant; (e) the protection, preservation, audit, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents or the Warrant including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12 Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply

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with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement, the other Loan Documents or the Warrant.

11.13 Assignment of Rights. Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any Person (an “Assignee”). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

11.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16 No Third Party Beneficiaries. No provisions of the Loan Documents or Warrant are intended, nor will be interpreted, to provide or create any third-party

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beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents and Warrant will be personal and solely between the Lender and the Borrower.

11.17 Publicity.

(a) Borrower consents to the publication and use by Lender and any of its member businesses and Affiliates of (i) Borrower’s name (including a brief description of the relationship between Borrower and Lender) and logo and a hyperlink to Borrower’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Lender Publicity Materials”); (ii) the names of officers of Borrower in the Lender Publicity Materials; and (iii) Borrower’s name, trademarks or servicemarks in any news release concerning Lender.

(b) Neither Borrower nor any of its member businesses and Affiliates shall, without Lender’s consent, which consent shall not be unreasonably withheld or delayed, publicize or use (i) Lender’s name (including a brief description of the relationship between Borrower and Lender), logo or hyperlink to Lender’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Borrower Publicity Materials”); (ii) the names of officers of Lender in the Borrower Publicity Materials; and (iii) Lender’s name, trademarks, servicemarks in any news release concerning Borrower.

(SIGNATURES TO FOLLOW)

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IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

Zosano Pharma, Inc.

Signature:	/s/ Vikram Lamba

Print Name:	Vikram Lamba

Title:	CEO

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. a Maryland corporation

Signature:	/s/ Ben Bang

Print Name:	Ben Bang

Title:	Senior Counsel

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Table of Exhibits and Schedules

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B:	Term Note

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrower’s Deposit Accounts and Investment Accounts

Exhibit F:	Compliance Certificate

Exhibit G:	Joinder Agreement – Domestic Subsidiary

Exhibit H:	Joinder Agreement – ZP Holdings

Exhibit I:	ACH Debit Authorization Agreement

Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.5	Actions Before Governmental Authorities
Schedule 5.6	Laws
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.14	Capitalization
Schedule 7.9	Licenses

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EXHIBIT A

ADVANCE REQUEST

To:	Lender:	Date: June 3, 2014

Hercules Technology Growth Capital, Inc. 400 Hamilton Avenue, Suite 310 Palo Alto, CA 94301 Facsimile: 650-473-9194 Attn: Himani Bhalla

Zosano Pharma, Inc. (“Borrower”) hereby requests from Hercules Technology Growth Capital, Inc. (“Lender”) an Advance in the amount of Four Million Dollars ($4,000,000) on June 3, 2014 (the “Advance Date”) pursuant to the Loan and Security Agreement between Borrower and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)	Issue a check payable to Borrower

or

(b)	Wire Funds to Borrower’s account

Bank:
Address:

ABA Number:
Account Number:
Account Name:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement and in the Warrant are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document and the Warrant on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents or Warrant. Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

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Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Advance Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of June 3, 2014.

BORROWER:	Zosano Pharma, Inc.

SIGNATURE:
TITLE:
PRINT NAME:

Zosano Pharma, Inc. LSA

ATTACHMENT TO ADVANCE REQUEST

Dated: June 3, 2014

Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status is as follows:

Name:	Zosano Pharma, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	4105696

Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations are as follows:

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EXHIBIT B

SECURED TERM PROMISSORY NOTE

$4,000,000	Advance Date: June 3, 2014

FOR VALUE RECEIVED, Zosano Pharma, Inc., a Delaware corporation, for itself and each of its Domestic Subsidiaries (the “Borrower”), hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation, or the holder of this Secured Term Promissory Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Four Million Dollars ($4,000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a floating rate equal to the Term Loan Interest Rate, with interest computed daily based on the actual number of days in each month.

This Note is one of the Notes referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated June 3, 2014 by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Note has been negotiated and delivered to Lender and is payable in the State of California. This Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF AND
ON BEHALF OF ITS DOMESTIC
SUBSIDIARIES:	Zosano Pharma, Inc.

By:
Title:

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EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1. Borrower represents and warrants to Lender that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	Zosano Pharma, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	4105696

2. Borrower represents and warrants to Lender that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Name: same as above

Used during dates of: since 2007

Type of Organization: corporation

State of organization: Delaware

Organization file Number: merged into above-described corporation

Borrower’s fiscal year ends on December 31

Borrower’s federal employer tax identification number is: 20-4889597

3. Borrower represents and warrants to Lender that its chief executive office is located at 34790 Ardentech Court, Fremont, CA 94555.

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EXHIBIT D

BORROWER’S PATENTS, REGISTERED TRADEMARKS, REGISTERED

COPYRIGHTS, APPLICATIONS FOR THE FOREGOING AND MATERIAL

LICENSES

Intellectual Property License Agreement between ALZA Corporation and The Macroflux Corporation (predecessor in interest to Borrower) dated as of October 5, 2006, as amended by the letter agreement dated February 21, 2011 between ALZA Corporation and Borrower.

Licensed and owned Patents:

Patent	US Patent Number	EP Patent Number	JP Patent Number	CN Patent Number	KR Patent Number

Glucagon Formulation	US App 61/868,969

PTH Formulation	7,556,821; 8,361,022; 8,633,159; US App 11/686,909;

Transdermal Formulation/ Coating/ PK/PD	7,537,795;7,579,013 7,963,935; 8,663,155;	1,333,880;1,392,389; 1,638,523;	4,659,336 5,007,427 5,388,415 2006-518731 (allowed)	ZL200480040402.9 ZL200480024334.7 ZL200580023222.4 1821359.6, ZL02812251.8, ZL01818583.5	812097

Micro Projection Design and Anchoring to Skin	6,050,988;6,083,196; 6,322,808; 6,953,589;7,184,826	1,037,686;1,037,687; 1,035,889	4,012,252;4,061,022 4,012,252	ZL98811989.7 ZL98812096.8

Patch Retainer Ring and Delivery Control	6,855,131 10/978,807(allowed)	1,239,917;1,341,452	4,104,975;4,312,407	ZL00818309.0

Patch Applicator	6,953,589; 7,087,035;7,097,631 7,131,960; 7,419,481;7,798,987 US 61/860,001	1,035,889; 1,239,916; 1,341,442;1,341,453; 1,680,154;	4,198,985;4,659,332; 4,682,144; JP2008-504343	1,820,464.3;ZL2004800 39547.7; 1,820,462.7	818,545

Manufacturing and Packaging Methods	6,855,372; 7,435,299; 8,632,801,	EP App 6772047.4; EP App 6849294.1	5,438,872; JP App 2008-548743	CN200680019269.8

Zosano Pharma, Inc. LSA

Trademarks: (see following 15 pages)

Zosano Pharma, Inc. LSA

Active Trademark Status Report for ZP Holdings, Inc.

Trademark	Country	Owner	Status	Appl. No.	Filing Date	Reg. No.	Reg. Date	Next Renewal	Class	Goods
MACROFLUX	Argentina	Macroflux Corporation, The	No renew	2648182	31-Jan-06	2184995	01-Oct-07	01-Oct-17	005	Pharmaceutical preparations and substances.
MACROFLUX	Argentina	Macroflux Corporation, The	No renew	2648183	31-Jan-06	2184994	01-Oct-07	01-Oct-17	010	Apparatus, patches, pessaries and receptacles for applying medicines and transdermal drug delivery devices, devices for transdermally sampling glucose, iontophoretic devices and intradermal devices.
MACROFLUX	Argentina	Macroflux Corporation, The	No renew	2648184	31-Jan-06	2184993	01-Oct-07	01-Oct-17	042	Covering research and product development for others.
MACROFLUX	Australia	Macroflux Corporation, The	No renew	1050824	14-Apr-05	1050824	01-Sep-06	14-Apr-15	005,010

5: Transdermal patches, including transdermal patches for sampling glucose, sold without medication; transdermal drug patches sold with medication; iontophoresis dispersive pads for delivery of drugs through the skin, sold with or without medication.

10: Iontophoretic drug delivery devices, including iontophoresis electrodes and iontophoresis apparatus which generates an electric current for the delivery of drugs through the skin, sold with or without medication; intradermal drug delivery devices sold with or without medication.

MACROFLUX	Australia	Macroflux Corporation, The	No renew	1099430	16-Feb-06	1099430	16-May-07	16-Feb-16	005,010,042

5: Pharmaceutical preparations and substances; patches for applying medicines.

10: Apparatus, patches, pessaries and receptacles for applying medicine and transdermal drug delivery devices, devices for transdermally sampling glucose, iontophoretic devices and intradermal devices.

42: Research and product development services for others.

MACROFLUX	Benelux	Macroflux Corporation, The	No renew	1102532	01-Feb-06	790811	02-Feb-06	01-Feb-16	005,010,042

5: Pharmaceutical preparations and substances.

10: Apparatus, patches, pessaries and receptacles for applying medicine and transdermal drug delivery devices, devices for transdermally sampling glucose, iontophoretic devices and intradermal devices.

42: Research and product development services for others.

MACROFLUX	China (People’s Republic)	Macroflux Corporation, The	No renew	5152451	09-Feb-06	5152451	14-Aug-09	13-Aug-19	042	Research and product development services for others.

Active Trademark Status Report for ZP Holdings, Inc.

MACROFLUX	European Community	Zosano Pharma, Inc.	Registered	000819730	30-Apr-98	000819730	19-Apr-06	30-Apr-18	005,010

5: Pharmaceutical preparations and substances.

10: Apparatus, patches, pessaries and receptacles for applying medicines and transdermal drug delivery devices, devices for transdermally sampling glucose, iontophoretic devices and intradermal devices.

42: Research and product development services for others.

MACROFLUX	Hong Kong	Macroflux Corporation, The	No renew	300572751	26-Jan-06	300572751	26-Jan-06	25-Jan-16	005,010,042

5: Pharmaceutical preparations and substance.

10: Apparatus, patches, pessaries and receptacles for applying medicines and transdermal drug delivery devices, devices for transdermally sampling glucose, iontophoretic devices and intradermal devices.

42: Research and product development services for others.

MACROFLUX	India	Macroflux Corporation, The	To be aban	1419150	06-Feb-06				005	Medicinal, pharmaceutical and substance.
MACROFLUX	India	Macroflux Corporation, The	No renew	1419151	06-Feb-06	740391	31-Jul-08	06-Feb-16	010	Apparatus patches, pessaries and receptacles for applying medicines and transdermal drug delivery devices, devices for transdermally sampling glucose, iontophoretic devices and intradermal devices included in Class 10.
MACROFLUX	India	Macroflux Corporation, The	No renew	1419152	06-Feb-06	739649	30-Jul-08	06-Feb-16	042	Research and product development services for others.
MACROFLUX	Int’l Registration-Madrid Protocol Only	Macroflux Corporation, The	No renew		01-Mar-06	880221	01-Mar-06	01-Mar-16	005,010,042

5: Pharmaceutical preparations and substances.

10: Apparatus, patches, pessaries and receptacles for applying medicines and transdermal drug delivery devices, devices for transdermally sampling glucose, iontophoretic devices and intradermal devices.

42: Research and product development services for others.

MACROFLUX	Israel	Macroflux Corporation, The	No renew	187772	22-Feb-06	187772	09-Dec-07	22-Feb-16	005	Transdermal patches for sampling glucose, sold without electrodes, iontophoresis dispersive pads and iontophoresis apparatus which generates an electric current for the delivery of drugs through the skin, sold without medication; intradermal drug delivery devices sold without medication; transdermal drug patches sold with medication; all included in Class 5.
MACROFLUX	Israel	Macroflux Corporation, The	No renew	187773	22-Feb-06	187773	09-Dec-07	22-Feb-16	010	Apparatus, transdermal drug delivery patches sold without medication, pessaries and receptacles for applying medicines and transdermal drug delivery devices, devices for transdermally sampling glucose, iontophoretic devices and intradermal devices; all included in Class 10.

Active Trademark Status Report for ZP Holdings, Inc.

MACROFLUX	Israel	Macroflux Corporation, The	No renew	187774	22-Feb-06	187774	09-Dec-07	22-Feb-16	042	Research and product development services for others in the field of transdermal drug delivery; all included in Class 42.
MACROFLUX	Korea, Republic of	Macroflux Corporation, The	No renew	2006- 0000450	08-Feb-06	45-20635	23-Jul-07	23-Jul-17	010,042

10: Electrically-assisted transdermal drug delivery systems, Iontophoretic transdermal drug delivery systems, Electroosmotic transdermal drug delivery systems, Electroporation transdermal drug delivery systems, Patches for applying medicines and transdermal drug delivery devices, Pessaries for applying medicines and transdermal drug delivery devices.

42: Pharmaceutical research, Bacteriological research, Research and development for others, Research services to the development and testing of new pharmaceuticals.

MACROFLUX	Malaysia	Macroflux Corporation, The	No renew	2006/04864	28-Mar-06	06004864	15-Mar-08	28-Mar-16	010	Apparatus, patches, pessaries and receptacles for applying medicines and transdermal drug delivery devices, devices for transdermally sampling glucose, iontophoretic devices and intradermal devices.
MACROFLUX	Malaysia	Macroflux Corporation, The	No renew	2006/04865	28-Mar-06	06004865	28-Mar-06	28-Mar-16	042	Research and product development services for others.
MACROFLUX	Mexico	Macroflux Corporation, The	No renew	768540	28-Feb-06	924368	16-Mar-06	28-Feb-16	042	Research and product development services for others.
MACROFLUX	New Zealand	Macroflux Corporation, The	No renew	741896	25-Jan-06	741896	27-Jul-06	25-Jan-16	005,010,042

5: Pharmaceutical preparations and substances.

10: Apparatus, patches, pessaries and receptacles for applying medicines and transdermal drug delivery devices, devices for transdermally sampling glucose, iontophoretic devices and intradermal devices.

42: Research and product development services for others.

MACROFLUX	Norway	Macroflux Corporation, The	No renew	2006-02451	09-Mar-06	237853	13-Feb-07	13-Feb-17	005,010,042

5: Pharmaceutical preparations and substances, patches.

10: Apparatus, pessaries and receptacles for applying medicines and transdermal drug delivery devices; devices for transdermally sampling glucose; iontophoretic devices and intradermal devices.

42: Research and product development services for others.

MACROFLUX	Singapore	Macroflux Corporation, The	No renew	T06/02858J	14-Feb-06	T06/02858J	14-Feb-06	14-Feb-16	005	Pharmaceutical preparations and substances.
MACROFLUX	Singapore	Macroflux Corporation, The	No renew	T06/028591	14-Feb-06	T06/028591	14-Feb-06	14-Feb-16	010	Apparatus, patches [medical apparatus] pessaries and receptacles for applying medicines and transdermal drug delivery devices, medical devices for transdermally sampling glucose, iontophoretic medical devices and intradermal medical devices.

Active Trademark Status Report for ZP Holdings, Inc.

MACROFLUX	Singapore	Macroflux Corporation, The	No renew	T06/02860B	14-Feb-06	T06/02860B	14-Feb-06	14-Feb-16	042	Research and product development services for others.
MACROFLUX	South Africa	Macroflux Corporation, The	No renew	2006/02108	01-Feb-06	2006/02108	19-Jul-10	01-Feb-16	005	Pharmaceutical preparations and substance.
MACROFLUX	South Africa	Macroflux Corporation, The	No renew	2006/02109	01-Feb-06	2006/02109	19-Jul-10	01-Feb-16	010	Apparatus, patches, pessaries and receptacles for applying medicines and transdermal drug delivery devices, devices for transdermally sampling glucose, iontophoretic devices and intradermal devices.
MACROFLUX	South Africa	Macroflux Corporation, The	No renew	2006/02110	01-Feb-06	2006/02110	19-Jul-10	01-Feb-16	042	Research and product development services for others.
MACROFLUX	Taiwan	Macroflux Corporation, The	No renew	095005192	03-Feb-06	1235892	16-Nov-06	15-Nov-16	005	Pharmaceutical preparations and substance.
MACROFLUX	Taiwan	Macroflux Corporation, The	No renew	095005193	03-Feb-06	1236405	16-Nov-06	15-Nov-16	010	Apparatus, patches, pessaries and receptacles for applying medicines and transdermal drug delivery devices, devices for transdermally sampling glucose, iontophoretic devices and intradermal devices.
MACROFLUX	Taiwan	Macroflux Corporation, The	No renew	09005194	03-Feb-06	1237851	16-Nov-06	15-Nov-16	042	Research and product development services for others.
MACROFLUX	Thailand	Macroflux Corporation, The	No renew	616583	31-Jan-06	Kor256727	31-Jan-06	30-Jan-16	010	Apparatus, patches, pessaries and receptacles for applying medicines; transdermal drug delivery devices; devices for transdermally sampling glucose; iontophoretic devices; intradermal devices for applying medicines and drug delivery.
MACROFLUX	Thailand	Macroflux Corporation, The	No renew	616584	31-Jan-06	Bor31900	31-Jan-06	30-Jan-16	042	Research and development services related to pharmaceuticals and medical devices.
MACROFLUX	Venezuela	Macroflux Corporation, The	To be aban	1523/06	30-Jan-06				005	Pharmaceutical preparations and substance.
MACROFLUX	Venezuela	Macroflux Corporation, The	No renew	1524/06	30-Jan-06	273.229-P	17-Jul-06	17-Jul-16	010	Apparatus, patches, pessaries and receptacles for applying medicines and transdermal drug delivery devices, devices for transdermally sampling glucose, iontophoretic devices and intradermal devices.
MACROFLUX	Venezuela	Macroflux Corporation, The	No renew	1522/2006	30-Jan-06	32.515-S	17-Jul-06	17-Jul-16	042	Research and product development services for others.
MACROFLUX	Vietnam	Macroflux Corporation, The	No renew	4-2006-0518	06-Feb-06	94367	10-Jan-08	10-Jan-18	005,010,042

5: Pharmaceutical preparations and substances.

10: Apparatus, patches, pessaries and receptacles for applying medicines and transdermal drug delivery devices, devices for transdermally sampling glucose, iontophoretic devices and intradermal devices.

42: Research and product development services for others.

Active Trademark Status Report for ZP Holdings, Inc.

ZOSANO PHARMA	United States of America	Zosano Pharma, Inc.	Registered	77/256850	16-Aug-07	3705884	03-Nov-09	03-Nov-19	005,010

5: Transdermal drug patches sold with medication for use in the treatment of pain, infectious diseases, and cardiovascular, neurological, metabolic and endocrinology disorders; transdermal drug patches sold with medication in the nature of vaccines; intradermal drug delivery devices sold with medication in the nature of vaccines; intradermal drug delivery devices sold with medication in the nature of patches to deliver therapeutic drugs and biopharmaceuticals into the body to treat pain, infectious diseases, and cardiovascular, neurological, metabolic and endocrinology disorders.

10: Intradermal drug delivery devices sold without medication.

EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated as of June 3, 2014, and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc. (“Hercules”) as Lender and Zosano Pharma, Inc. (the “Company”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies that in accordance with the terms and conditions of the Loan Agreement, the Company is in compliance for the period ending              of all covenants, conditions and terms of the Loan Documents, and no Event of Default has occurred since the submission of the Company’s last Compliance Certificate. Attached are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year-end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Interim Financial Statements and Compliance Certificate	Monthly within 30 days

Unaudited Financial Statements Audited Financial Statements	FYE within 90 days FYE within 210 days

Very Truly Yours,

Zosano Pharma, Inc.

By:

Name:

Its:

Zosano Pharma, Inc. LSA

EXHIBIT G

FORM OF JOINDER AGREEMENT [DOMESTIC SUBSIDIARY]

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [            ], 20[    ], and is entered into by and between                    ., a                      corporation (“Subsidiary”), and Hercules Technology Growth Capital, Inc., a Maryland corporation, as a Lender.

RECITALS

A. Subsidiary’s Affiliate, Zosano Pharma, Inc. (“Company”) has entered into that certain Loan and Security Agreement dated June 3, 2014 with Lender, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Lender agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.

By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that (a) with respect to (i) Section 5.1 of the Loan Agreement, Subsidiary represents that it is an entity duly organized, legally existing and in good standing under the laws of [                    ], and all exhibits and schedules referred to in Section 5 or 7 of the Agreement are replaced by the exhibits and schedules attached to this Joinder Agreement, (b) Lender shall have no duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, and (c) that if Subsidiary is covered by Company’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.1 and 6.2 of the Loan Agreement, and (d) that as long as Company satisfies the requirements of Section 7.1 of the Loan Agreement, Subsidiary shall not have to provide Lender separate Financial Statements. To the extent that Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other person or entity. By way of example (and not an exclusive list): (a) Lender’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed between Company and Lender shall be deemed provided to Subsidiary; (b) Lender’s providing an Advance to Company

Zosano Pharma, Inc. LSA

shall be deemed an Advance to Subsidiary; and (c) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

3.	Subsidiary agrees not to certificate its equity securities without Lender’s prior written consent, which consent may be conditioned on the delivery of such equity securities to Lender in order to perfect Lender’s security interest in such equity securities.

4.	Subsidiary acknowledges that it benefits, both directly and indirectly, from the Loan Agreement, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (i) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (ii) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Zosano Pharma, Inc. LSA

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

.

By:
Name:
Title:

Address:

Telephone:
Facsimile:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. a Maryland corporation

Signature:

Print Name:	Ben Bang
Title:	Senior Counsel
Address:	400 Hamilton Ave., Suite 310 Palo Alto, CA 94301 Facsimile: 650-473-9194
Telephone: 650-289-3060

Zosano Pharma, Inc. LSA

EXHIBIT H

FORM OF JOINDER AGREEMENT [ZP HOLDINGS]

JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of June 3, 2014, and is entered into by and between ZP Holdings, Inc., a Delaware corporation (“ZP Holdings”), and Hercules Technology Growth Capital, Inc., a Maryland corporation, as a Lender.

RECITALS

A. ZP Holdings’s Affiliate, Zosano Pharma, Inc. (“Company”) has entered into that certain Loan and Security Agreement dated June 3, 2014 with Lender, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. ZP Holdings acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement, the Warrant and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, ZP Holdings and Lender agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.	By signing this Joinder Agreement, ZP Holdings shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that (a) all exhibits and schedules referred to in Section 5 or 7 of the Agreement are replaced by the exhibits and schedules attached to this Joinder Agreement, and (b) Lender shall have no duties, responsibilities or obligations to ZP Holdings arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, and (c) that if ZP Holdings is covered by Company’s insurance, ZP Holdings shall not be required to maintain separate insurance or comply with the provisions of Sections 6.1 and 6.2 of the Loan Agreement, and (d) that as long as Company satisfies the requirements of Section 7.1 of the Loan Agreement, ZP Holdings shall not have to provide Lender separate Financial Statements. To the extent that Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Company and not to ZP Holdings or any other person or entity. By way of example (and not an exclusive list): (a) Lender’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed between Company and Lender shall be deemed provided to ZP Holdings; (b) Lender’s providing an Advance to Company shall be deemed an Advance to ZP Holdings; and (c) ZP Holdings shall have no right to request an Advance or make any other demand on Lender.

3.

ZP Holdings acknowledges that it benefits, both directly and indirectly, from the Loan Agreement and the delivery of the Warrant, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement

Zosano Pharma, Inc. LSA

or the Warrant on the basis that (i) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or Warrant, or (ii) its obligations under this Joinder Agreement or Warrant are avoidable as a fraudulent conveyance.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Zosano Pharma, Inc. LSA

[SIGNATURE PAGE TO JOINDER AGREEMENT]

ZP HOLDINGS, INC.:

.

By:
Name:
Title:

Address:

Telephone:
Facsimile:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. a Maryland corporation

Signature:

Print Name:	Ben Bang
Title:	Senior Counsel
Address:	400 Hamilton Ave., Suite 310 Palo Alto, CA 94301 Facsimile: 650-473-9194
Telephone: 650-289-3060

Zosano Pharma, Inc. LSA

Schedule 1

Subsidiaries

ZP Group LLC, a Delaware limited liability company located at 34790 Ardentech Court, Fremont, CA 94555.

Zosano Pharma, Inc. LSA

Schedule 1A

Existing Permitted Indebtedness

Secured Promissory Note in the original principal amount of $8,556,533 issued to BioMed Realty Holdings, Inc. by ZP Holdings, Inc. (and subsequently assigned by BioMed Realty Holdings, Inc. to its affiliate BMV Direct SOTRS LP) on which Borrower is jointly and severally liable, which Secured Promissory Note is subordinated to the Secured Obligations pursuant to the BMR Subordination Agreement. As of the Closing Date, the principal and interest outstanding under such note totals $10,065,540.00.

Zosano Pharma, Inc. LSA

Schedule 1B

Existing Permitted Investments

100% membership interest in ZP Group LLC, a Delaware limited liability company located at 34790 Ardentech Court, Fremont, CA 94555.

Zosano Pharma, Inc. LSA

Schedule 1C

Existing Permitted Liens

Secured liens on all assets held by BioMed Realty Holdings, Inc. and BMV Direct SOTRS LP, which secured liens are subordinated to Lender’s Lien pursuant to the BMR Subordination Agreement.

Zosano Pharma, Inc. LSA

Schedule 5.14

Capitalization

Borrower’s capitalization as of the Closing Date is as follows: 1,000 authorized shares of Common Stock, all of which are outstanding and held by ZP Holdings, Inc.

See Schedule 1 for list of Subsidiaries of Borrower.

Zosano Pharma, Inc. LSA

Schedule 7.9

Licenses

1.	Intellectual Property License Agreement between ALZA Corporation and The Macroflux Corporation (predecessor in interest to Borrower) dated as of October 5, 2006, as amended by the letter agreement dated February 21, 2011 between ALZA Corporation and Borrower.

2.	Collaboration, Development and License Agreement, dated as of January 31, 2014, by and between Novo Nordisk A/S and Borrower.

Zosano Pharma, Inc. LSA